Exhibit (10)(p)
June 22, 2004
Ms. Jean E. Davis
[Address]
Charlotte, NC [zip code]
Re: Employment Agreement
Dear Jean,
As we discussed, I want to clarify certain matters related to your employment agreement. As you know, your employment agreement with Wachovia provides you with the option to make “Good Reason” termination of your employment with Wachovia for any reason during the period from January 1, 2004 to June 30, 2004. The Management Resources and Compensation Committee at its April 19, 2004 meeting approved modifying your agreement to provide you with the option to make a “Good Reason” termination of your employment with Wachovia for any reason during the period from January 1, 2006 to March 31, 2006.
In addition, I am pleased to advise you that you have been awarded a stock option grant on 36,256 shares with a stock price of $45.02 and a restricted stock award of 9,789 shares.
Very truly yours,
G. Kennedy Thompson

cc:	Paul George Chuck Loring